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               [LETTERHEAD OF ROSENBERG RICH BAKER BERMAN & COMPANY]


                                            September 13, 2004

Mr. Robert Benou
Chief Executive Officer
Conolog Corporation
5 Columbia Road
Somerville, NJ 08876

Dear Mr. Benou:

This is to confirm that the client-auditor relationship between Conolog Corporation and Rosenberg Rich Baker Berman & Company has ceased.

As required by SEC regulations you must file a Form 8-K report within four (4) business days of receipt of our resignation letter. The report must provide the information required by Item 304(a) of Regulation S-B. Please send us a copy of the 8-K for our review prior to its being filed.


                                         Very Truly yours

                                         Rosenberg Rich Baker Berman & Company


c: Securities and Exchange Commission
   450 5th Street, N.W.
   Washington, DC 20549
   Fax: 202-942-9525